UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2019

BROADSTONE NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-55774	26-1516177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Clinton Square, Rochester, New York		14604
(Address of principal executive offices)		(Zip Code)

(585) 287-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Explanatory Note

On November 11, 2019, Broadstone Net Lease, Inc., a Maryland corporation (the “Company”), Broadstone Net Lease, LLC, the Company’s operating company (“BNL OP”), Broadstone Real Estate, LLC, the Company’s property manager (the “Manager”), and certain of their affiliates entered into a definitive agreement providing for the internalization of the external management functions currently performed for the Company and BNL OP by the Manager and Broadstone Asset Management, LLC, the Company’s asset manager and wholly-owned subsidiary of the Manager (“BAM”), through a series of transactions involving the acquisition of the Manager by BNL OP (such transactions, collectively, the “Internalization”). Upon consummation of the Internalization, the Company’s current management team and corporate staff, who are currently employed by the Manager and its affiliates, will become employed by an indirect subsidiary of BNL OP and the Company will become internally managed. The terms of the definitive agreements pursuant to which the Internalization will be affected are discussed in detail below.

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

The Mergers

On November 11, 2019, the Company, BNL OP, the Manager, Broadstone Net Lease Sub 1, Inc., a wholly-owned subsidiary of the Company (“BNL Sub 1”), Broadstone Net Lease Sub 2, Inc., a wholly-owned subsidiary of the Company (“BNL Sub 2”), Trident BRE Holdings I, Inc. (“Blocker Corp 1”), Trident BRE Holdings II, Inc. (“Blocker Corp 2” and, together, with Blocker Corp 1, the “Blocker Corps”), and, solely for purposes of Sections 6.18, 6.19 and 6.20, Trident BRE Holdings I, L.P. and Trident BRE Holdings II, L.P., entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, on the date of the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (i) BNL Sub 1 will merge with and into Blocker Corp 1, with Blocker Corp 1 surviving (the “Blocker Corp 1 Merger”), (ii) BNL Sub 2 will merge with and into Blocker Corp 2, with Blocker Corp 2 surviving (the “Blocker Corp 2 Merger” and together with the Blocker Corp I Merger, the “Blocker Mergers”), and (iii) immediately following the Blocker Mergers, the Manager will merge with and into BNL OP, with BNL OP surviving (the “OP Merger” and, together with the Blocker Mergers, the “Mergers”).

A special committee (the “Special Committee”) comprised entirely of independent and disinterested members of the Company’s board of directors (the “Board”), after consultation with its independent legal and financial advisors, determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and the Company’s stockholders and recommended that the Board authorize and approve the Merger Agreement and the transactions contemplated thereby. Upon such recommendation from the Special Committee, the Board authorized and approved the Merger Agreement and the transactions contemplated thereby. Pursuant to the Company’s governing documents, approval by the Company’s stockholders is not required for the execution of the Merger Agreement or the consummation of any of the transactions contemplated thereby.

The Merger Agreement provides for the payment of the following consideration in the Mergers: (i) each outstanding share of common stock of Blocker Corp 1 will be exchanged for a number of shares of common stock of the Company (“Company Shares”) determined in accordance with the terms of the Merger Agreement, (ii) each outstanding share of common stock of Blocker Corp 2 will be exchanged for a number of Company Shares determined in accordance with the terms of the Merger Agreement, and (iii) each outstanding unit of ownership interest in the Manager (the “Manager Units”) will convert into the right to receive, depending upon the type of Manager Unit, a combination of (i) Company Shares, (ii) units of ownership interest in BNL OP (“OP Units”) and/or (iii) cash, in each case in an amount determined in accordance with the terms of the Merger Agreement. Each holder of Manager Units which are entitled, per the terms of the Merger Agreement, to elect the form of merger consideration they receive will be entitled to elect to receive Company Shares, OP Units or cash (or a combination thereof) in exchange for such Manager Units.

The aggregate value of the Company Shares, OP Units and cash issued in the Mergers immediately following the Mergers will be approximately $206 million, plus the assumption by the Company of debt of approximately $94 million.

In addition to the consideration to be paid immediately following the Mergers, the Merger Agreement provides that additional “earnout” consideration of up to an aggregate of $75 million (payable in four tranches of $10 million, $15 million, $25 million, and $25 million) will be due and payable to the former holders of Manager Units if certain milestones related to either (a) the dollar volume-weighted average price of a Company Share (“VWAP of a REIT Share”) on the principal exchange or securities market (or over-the-counter market) on which Company Shares are then traded, following the completion of an initial public offering of Company Shares (“IPO”), or (b) the Company’s adjusted funds from operations (“AFFO”) per share, prior to the completion of an IPO, are achieved during specified periods of time following the Closing (the “Earnout Periods”).

The earnout tranches, applicable VWAP of a REIT Share and AFFO per share, and the applicable Earnout Periods are as follows:

Earnout Tranche	If the Company has completed an IPO		If the Company has not completed an IPO
	VWAP of a REIT Share	Applicable Earnout Period	AFFO per Share	Applicable Earnout Period
$10 million	$90.00	The two-year period beginning on the earlier of (i) the IPO closing date or (ii) December 31, 2020.	$5.85	The two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.
$15 million	$95.00	The two-year period beginning on the earlier of (i) the IPO closing date or (ii) December 31, 2020.	$5.95	The two-year period consisting of the calendar years ended December 31, 2020 and December 31, 2021.
$25 million	$97.50	The four-year period beginning on the date that is exactly one year after the earnout period begins for the first and second tranches above.	$6.30	The four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.
$25 million	$100.00	The four-year period beginning on the date that is exactly one year after the earnout period begins for the first and second tranches above.	$6.70	The four-year period consisting of the calendar years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.

Conditions to Closing

The Closing is subject to the satisfaction or waiver of certain conditions, including, (i) the absence of certain legal impediments to the Mergers, (ii) the accuracy of the representations and warranties of the respective parties, (iii) the absence of any material adverse effects (as defined by the Merger Agreement) with respect to the Company or the Manager, (iv) the completion of the transactions contemplated by the Distribution Agreement (as discussed below under “Ancillary Agreements”), to the extent the businesses, operations and legal entities unrelated to the management of the Company (collectively, the “Unrelated Businesses”) are not otherwise sold to a third party prior to the Closing, (v) the execution and delivery prior to the Closing of certain additional agreements (as discussed under “Ancillary Agreements” below), (vi) the completion of the Pre-Closing Redemption Transaction (as defined below), and (vii) certain other conditions customary for transactions of this type. The Merger Agreement provides that the Mergers will take place on the third business day following the satisfaction or waiver of all such conditions to closing, provided that the Mergers will not occur earlier than, and the parties to the Merger Agreement will use their commercially reasonable efforts to cause the Mergers to occur on or about January 2, 2020. Prior to the Closing, the Company has agreed to repurchase all of the outstanding Company Shares held by the Manager in exchange for cash at a per share price equal to $85.00, the Company’s current Determined Share Value (the “Pre-Closing Redemption Transaction”).

Termination

The Merger Agreement may be terminated by the parties thereto in certain circumstances, including (i) by mutual written agreement of the Company and the Manager, (ii) by either the Company or the Manager if the Mergers have not have occurred on or before March 31, 2020, subject to certain customary limitations on such termination right, (iii) by either the Company or the Manager if the other party breaches its representations, warranties or covenants under the Merger Agreement, such breach would give rise to the failure of a condition to Closing set forth in the Merger Agreement, and such breach cannot be cured or if capable of being cured is not cured with the time frame set forth in the Merger Agreement, or (iv) by the Company in order to enter into a definitive agreement with respect to a bona fide written superior proposal to acquire the Company or its assets from a third party (a “Superior Proposal”), provided that the Company has complied with the terms and conditions of the Merger Agreement with respect to the ability of the Company to entertain and accept a Superior Proposal and has paid the Manager a termination fee in the amount of $75 million (“Termination Fee”).

The Merger Agreement provides that, in the event the Termination Fee is paid by the Company to the Manager, such Termination Fee will be the Manager’s sole and exclusive remedy for monetary damages under the Merger Agreement; provided, however, that nothing in the Merger Agreement will relieve any party of liability to the other parties for willful and material breaches of the Merger Agreement.

IPO and Repurchase Rights

The Company’s completion of an IPO is not a condition to the closing of the Mergers. The Merger Agreement provides, however, that the parties expect that the Company will undertake to effect an IPO as soon as reasonably practicable following the Closing; provided, that BNL is not required to complete (or take certain substantive steps towards completing) an IPO if market conditions are not favorable to doing so. If the Company does not complete an IPO by December 31, 2020, during the period from January 1, 2021 until the earlier of December 31, 2021 and the closing date of an IPO (excluding a “blackout” period after the Company files a Form S-11), the former owners of the Manager who receive Company Shares and/or OP Units will be granted certain redemption rights with respect to such Company Shares and OP Units as a means to provide additional liquidity in the absence of an IPO.

Representations and Warranties; R&W Policy

The Merger Agreement contains customary representations and warranties from the Company, the Manager and the Blocker Corps, including representations from the Manager regarding its organization and good standing, power and authority, capitalization and ownership, financial statements and liabilities, litigation, compliance with laws, absence of changes, taxes, material contracts, employee matters, real properties, intellectual property, affiliate transactions and brokerage arrangements. The representations and warranties of the parties in the Merger Agreement will not survive the Closing and any alleged inaccuracies in or breaches of such representations and warranties will not serve as the basis for any post-Closing indemnification claims by any party.

At Closing, BNL OP will purchase a representations and warranties insurance policy (the “R&W Policy”). BNL OP will be able to make claims against the R&W Policy in the event that the representations and warranties of the Manager or the Blocker Corps contained in the Merger Agreement are subsequently discovered to have been inaccurate as of the date of the Merger Agreement or as of the Closing, subject to customary exceptions and limitations.

The foregoing description of the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Ancillary Agreements

Distribution Agreement

It is expected that, prior to the Closing, to the extent the Unrelated Businesses (as defined above) are not otherwise sold to a third party prior to the Closing, the Manager, BAM and certain other parties will enter into a Separation and Distribution Agreement (the “Distribution Agreement”) pursuant to which the businesses, operations and legal entities unrelated to the management of the Company (collectively, the “Unrelated Businesses”) will be separated from the ownership of the Manager and its subsidiaries prior to the Closing (collectively, the “Distribution Transactions”). Specifically, the Distribution Agreement sets forth the terms of (i) the Manager’s distribution of its ownership interests in BAM and the Unrelated Businesses to the Manager’s owners (including the terms of the division of the existing businesses, assets and employees of the Manager and BAM between the Manager and BAM), and (ii) the Blocker Corps’ distribution of their respective ownership interests in BAM and the Unrelated Businesses to their respective stockholders prior to the Blocker Corp Mergers. As discussed above, the sale of the Unrelated Businesses to a third party or completion of the Distribution Transactions pursuant to the Distribution Agreement is a condition to the Closing.

Tax Protection Agreement

As a condition to the Closing, it is expected that BNL OP and certain recipients of OP Units in the Mergers will enter into a Tax Protection Agreement pursuant to which BNL OP will provide certain customary tax protections and indemnification rights to such recipients, with an aggregate cap of $10 million on BNL OP’s potential liability under the terms of the Tax Protection Agreement.

Restrictive Covenant Agreement

If the Distribution Transactions are completed prior to the Closing, as a condition to the Closing, it is expected that the Company and BAM will enter into a Restrictive Covenant Agreement pursuant to which BAM will agree to certain restrictions on its future business activities. Amy L. Tait, the founder and Chairman of the Manager and a significant holder of membership interests of the Manager who will receive a significant number of OP Units pursuant to the Merger Agreement, will also enter into a Restrictive Covenant Agreement.

Registration Rights Agreement

As a condition to the Closing, it is expected that the Company and certain persons who received Company Shares or OP Units in connection with the Mergers (the “Eligible Holders”) will enter into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company will undertake to register for public sale under the federal securities laws the Company Shares held by Eligible Holders, and the Company Shares issuable upon the conversion of the OP Units received by Eligible Holders, subject to customary terms and conditions.

Employment Agreements

On November 11, 2019, in connection with the execution of the Merger Agreement, each of Christopher J. Czarnecki, Ryan M. Albano, John D. Moragne, and Sean T. Cutt (the “Senior Executives”) entered into an employment agreement with a subsidiary of BNL OP to serve as the Company’s and BNL OP’s Chief Executive Officer and President, Chief Financial Officer and Executive Vice President, Chief Operating Officer, Executive Vice President, and Secretary, and Chief Investment Officer and Executive Vice President, respectively (collectively, the “Employment Agreements”). The Employment Agreements set forth the terms of each Senior Executive’s employment, including their compensation arrangements, roles and responsibilities and term of employment. Each of the Employment Agreements will automatically become effective as of the Closing.

The foregoing descriptions of the terms of the Distribution Agreement, the Tax Protection Agreement, the Restrictive Covenant Agreement, the Registration Rights Agreement, and the Employment Agreements (collectively, the “Ancillary Agreements”) do not purport to be complete, and the descriptions of the Distribution

Agreement, the Tax Protection Agreement, the Restrictive Covenant Agreement and the Registration Rights Agreement are qualified in their entirety by the terms of the Ancillary Agreements, forms of or term sheets with respect to which are attached as exhibits to the Merger Agreement. There can be no assurances that the terms of the final Ancillary Agreements will not differ from the description set forth above.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Merger Agreement and the Company Shares and OP Units which will be issued in connection with the Mergers is incorporated by reference into this Item 3.02. All Company Shares and OP Units issued pursuant to the Merger Agreement will be issued and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Due to his service on a special committee of the board of directors of Broadtree Residential, Inc., and to avoid the appearance of any actual or apparent conflicts of interest, effective November 6, 2019, Thomas P. Lydon, Jr. resigned from his position as a member of the Company’s board of directors and all committees and sub-committees thereof of which he was a member. Mr. Lydon’s resignation from such positions was not related to any dispute or disagreement with the Company.

As discussed in Item 1.01 above, the Senior Executives entered into the Employments Agreements on November 11, 2019. The discussion of the Employment Agreements set forth in Item 1.01 above is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on November 12, 2019, announcing the Merger Agreement and the transactions contemplated by the Merger Agreement. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On October 22, 2019, the Company announced that due to its consideration of a pending transaction (as discussed above), the Company determined not to hold a monthly closing on October 31, 2019 for its ongoing private offering of Company Shares. The Company has determined to hold its next monthly closing for its ongoing private offering of Company Shares on November 29, 2019. The Determined Share Value will remain $85.00 for purposes of the sale of Company Shares at such closing and for purposes of all closings, issuances of Company Shares pursuant to the Company’s distribution reinvestment plan (the “DRIP”) and repurchases of Company Shares pursuant to the Company’s share redemption program through January 31, 2020. The Company intends to file an additional Current Report on Form 8-K if it subsequently determines to suspend its monthly closings or adjust the Determined Share Value for purposes of its ongoing private offering of Company Shares, the DRIP or the Company’s share redemption program.

The information contained in this Item 7.01, including the information contained in the press release attached as Exhibit 99.1 hereto, is being “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. Reference to the Company’s website in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K does not incorporate by reference the information on such website into this Current Report on Form 8-K and the Company disclaims any such incorporation by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 11, 2019, by and among Broadstone Net Lease, Inc., Broadstone Net Lease, LLC, Broadstone Net Lease Sub 1, Inc., Broadstone Net Lease Sub 2, Inc., Broadstone Real Estate, LLC, Trident BRE Holdings I, Inc., Trident BRE Holdings II, Inc. and, solely for purposes of Sections 6.18, 6.19 and 6.20, Trident BRE Holdings I, L.P. and Trident BRE Holdings II, L.P.

99.1	Press Release dated November 12, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSTONE NET LEASE, INC.

/s/ John D. Moragne
Name: John D. Moragne Title: Executive Vice President, Chief Operating Officer and Secretary

Date: November 12, 2019